Exhibit 99.1

Lifeloc Reports Second Quarter 2024 Results

WHEAT RIDGE, Colo., August 8, 2024 -- Lifeloc Technologies, Inc. (OTC: LCTC), a global leader in the development and manufacturing of breath alcohol and drug testing devices, has announced financial results for the quarter ended June 30, 2024.

Second Quarter Financial Highlights

Lifeloc posted quarterly net revenue of $2.387 million in the second quarter of 2024, resulting in a quarterly net loss of $(298) thousand, or $(0.12) per diluted share. These results compare to net revenue of $2.280 million and quarterly net income of $55 thousand, or $0.02 per diluted share in the second quarter of 2023. Revenue for the quarter increased 5% versus the second quarter last year. Six-month net revenues of $4.541 million and a net loss of $(582) thousand, or $(0.24) per diluted share, compared to net revenue of $4.445 million and a net profit of $1 thousand, or $0.00 per diluted share, for the same six months of 2023. Total gross margin in the second quarter declined to 41.6% versus 45.7% for the same quarter last year. For the first six months of 2024 gross margin was 40.3% versus 44.5% for the same period last year, with the decline due primarily to increases in costs resulting from inflation. The research and development investment of $662 thousand rose by 67% versus the second quarter last year, primarily for SpinDx development, contributing significantly to the current period loss.

We believe our core alcohol detection product line-up is strong. The L-series LX9 and LT7 units have features and performance that have driven market penetration by meeting previously unaddressable market needs, such as wider temperature ranges and fast customization that incorporates local languages. Additionally, LX9 units capable of smart phone pairing began to ship in this quarter.

“We are excited to be able to offer and ship LX9 units with smart phone pairing to achieve better systems integration, which some customers have been seeking commented Dr. Wayne Willkomm, President and CEO. "This demonstrates again our commitment to innovation.”

We expect that sales of our newer L-series devices will be incremental to FC-series devices rather than displacing FC sales. The L-series devices have been certified to meet the requirements of most modern registration standards, such as SAI’s (Standards Australia International) latest AS 3547:2019 standards for Breath Alcohol Detectors. Our FC-series devices remain popular with many law enforcement and international organizations. Our Easycal® automated calibration station, the only automated calibration available for portable breath alcohol testers, builds valuable protection around our brand and contributes to market share gains by the workplace Phoenix® 6.0 BT and EV 30 devices.

We believe our most important goal and best opportunity remains the convergence of the global need for rapid detection of drugs of abuse with Lifeloc’s proven capability to build easy-to-use portable testing equipment. We are therefore focusing our research and development efforts on leveraging the SpinDx™ technology platform, sometimes referred to as “Lab on a Disk,” to develop a series of devices and tests that can be used at roadside and in emergency rooms, forensic labs and workplace test sites to achieve a rapid and quantitative measure for a panel of drugs of abuse. The initial product release is projected to be a device with a disk that allows for detection of delta-9-THC (the major intoxicating component of the cannabis plant) from a test subject’s saliva, followed by a disk for a panel of other drugs. SpinDx has been demonstrated in our laboratory to effectively detect for delta-9-THC, cocaine, fentanyl, amphetamine methamphetamine, morphine, MDMA, and benzodiazepines. Testing has validated the SpinDx measurement technology against the definitive standard liquid chromatography-mass spectroscopy (LCMS) measurement utilizing human samples.  The LCMS data have validated the SpinDx test results on real-world human saliva tests at a limit of detection of approximately 10 ng/ml. With our research and development work, we continue to improve our technology’s robustness, speed, and convenience of operation. We plan to start of beta testing of our SpinDx saliva testing system utilizing the delta-9-THC disks later in 2024 using prototype readers as shown in the photograph below. Commercial launch of our first SpinDx application is projected to occur in 2025. Following initial commercialization, we expect more offerings from this technology platform to include expanded drug panels and samples collected from blood and breath. Following the release of our SpinDx saliva testing system, we expect to accelerate development of combining our LX9 breathalyzer with the THC SpinDx detection unit, to produce our roadside marijuana breathalyzer system.

“Our top priority is pushing the SpinDx product platform across the finish line,” Dr. Willkomm said. “We anticipate continued high research and development expenses in this final push toward commercialization. With the rising demand for saliva drug testing, the initial release of SpinDx to the market becomes more urgent and valuable.”

Research and development expenditures for SpinDx completion have consumed cash down to $505 thousand at the end of the second quarter. In anticipation of declining cash, the company has sought to strengthen its financial resources. Early in the third quarter the Company closed on a $750,000 line of credit with Citywide Banks as well as a private placement of 210,000 shares of the Company’s common stock at $3.80 per share, resulting in a $798,000 capital injection to assist the SpinDx development in moving forward to testing and commercialization.

About Lifeloc Technologies

Lifeloc Technologies, Inc. (OTC: LCTC) is a trusted U.S. manufacturer of evidential breath alcohol testers and related training and supplies for Workplace, Law Enforcement, Corrections and International customers. Lifeloc stock trades over-the-counter under the symbol LCTC. We are a fully reporting Company with our SEC filings available on our web site, www.lifeloc.com/investor.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve substantial risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements expressed or implied in this press release, including statements about our strategies, performance, expectations about new and existing products, market demand, economic conditions, acceptance of new and existing products, technologies and opportunities, market size and growth, and return on investments in products and market, are based on information available to us on the date of this document, and we assume no obligation to update such forward-looking statements. Investors are strongly encouraged to review the section titled “Risk Factors” in our SEC filings.

Phoenix® and Easycal® are registered trademarks of Lifeloc Technologies, Inc.

SpinDx™ is a trademark of Sandia Corporation.

Amy Evans
Lifeloc Technologies, Inc.
http://www.lifeloc.com
(303) 431-9500

LIFELOC TECHNOLOGIES, INC.

Condensed Balance Sheets (Unaudited)

ASSETS	June 30, 2024	December 31, 2023
CURRENT ASSETS:
Cash and cash equivalents	$504,642	$1,766,621
Accounts receivable, net	831,501	812,126
Inventories, net	2,962,071	3,024,834
Federal and state income taxes receivable	40,280	—
Prepaid expenses and other	176,928	105,967
Total current assets	4,515,422	5,709,548

PROPERTY AND EQUIPMENT, at cost:
Land	317,932	317,932
Building	1,928,795	1,928,795
Real-time Alcohol Detection And Reporting equipment and software	569,448	569,448
Production equipment, software and space modifications	1,337,919	1,154,803
Training courses	432,375	432,375
Office equipment, software and space modifications	233,190	216,618
Sales and marketing equipment and space modifications	226,356	226,356
Research and development equipment, software and space modifications	544,933	480,684
Research and development equipment, software and space modifications not in service	227,354	—
Less accumulated depreciation	(3,435,629)	(3,326,837)
Total property and equipment, net	2,382,673	2,000,174

OTHER ASSETS:
Patents, net	82,422	64,439
Deposits and other	34,790	111,157
Deferred taxes	996,005	806,652
Total other assets	1,113,217	982,248

Total assets	$8,011,312	$8,691,970

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$459,560	$402,231
Term loan payable, current portion	52,386	51,588
Income taxes payable	—	44,952
Customer deposits	168,915	195,719
Accrued expenses	288,415	329,311
Deferred revenue, current portion	65,917	79,036
Reserve for warranty expense	46,500	46,500
Total current liabilities	1,081,693	1,149,337

TERM LOAN PAYABLE, net of current portion and debt issuance costs	1,144,876	1,170,243

DEFERRED REVENUE, net of current portion	5,712	11,565
Total liabilities	2,232,281	2,331,145

COMMITMENTS AND CONTINGENCIES (Note 5)

STOCKHOLDERS' EQUITY:
Common stock, no par value; 50,000,000 shares authorized, 2,454,116 shares issued and outstanding as of June 30, 2024 and December 31, 2023	4,668,014	4,668,014
Retained earnings	1,111,017	1,692,811
Total stockholders' equity	5,779,031	6,360,825

Total liabilities and stockholders' equity	$8,011,312	$8,691,970

LIFELOC TECHNOLOGIES, INC.

Condensed Statements of Income (Loss) (Unaudited)

	Three Months Ended June 30,
REVENUES:	2024	2023
Product sales	$2,370,433	$2,246,407
Royalties	8,824	10,150
Rental income	8,073	23,789
Total	2,387,330	2,280,346

COST OF SALES	1,393,734	1,237,902

GROSS PROFIT	993,596	1,042,444

OPERATING EXPENSES:
Research and development	662,276	395,781
Sales and marketing	365,374	300,075
General and administrative	363,008	284,116
Total	1,390,658	979,972

OPERATING INCOME (LOSS)	(397,062)	62,472

OTHER INCOME (EXPENSE):
Interest income	8,677	19,200
Interest expense	(10,057)	(10,290)
Total	(1,380)	8,910

NET INCOME (LOSS) BEFORE BENEFIT FROM (PROVISION FOR) TAXES	(398,442)	71,382

BENEFIT FROM (PROVISION FOR) FEDERAL AND STATE INCOME TAXES	100,454	(16,237)

NET INCOME (LOSS)	$(297,988)	$55,145

NET INCOME (LOSS) PER SHARE, BASIC	$(0.12)	$0.02

NET INCOME (LOSS) PER SHARE, DILUTED	$(0.12)	$0.02

WEIGHTED AVERAGE SHARES, BASIC	2,454,116	2,454,116

WEIGHTED AVERAGE SHARES, DILUTED	2,454,116	2,454,116

 LIFELOC TECHNOLOGIES, INC.

Condensed Statements of Income (Loss) (Unaudited)

	Six Months Ended June 30,
REVENUES:	2024	2023
Product sales	$4,504,867	$4,379,766
Royalties	19,760	18,356
Rental income	16,146	46,778
Total	4,540,773	4,444,900

COST OF SALES	2,711,870	2,467,029

GROSS PROFIT	1,828,903	1,977,871

OPERATING EXPENSES:
Research and development	1,217,875	792,547
Sales and marketing	710,383	587,958
General and administrative	677,934	603,131
Total	2,606,192	1,983,636

OPERATING (LOSS)	(777,289)	(5,765)

OTHER INCOME (EXPENSE):
Interest income	26,349	29,000
Interest expense	(20,207)	(20,825)
Total	6,142	8,175

NET INCOME (LOSS) BEFORE BENEFIT FROM (PROVISION FOR) TAXES	(771,147)	2,410

BENEFIT FROM (PROVISION FOR) FEDERAL AND STATE INCOME TAXES	189,353	(1,053)

NET INCOME (LOSS)	$(581,794)	$1,357

NET INCOME (LOSS) PER SHARE, BASIC	$(0.24)	$—

NET INCOME (LOSS) PER SHARE, DILUTED	$(0.24)	$—

WEIGHTED AVERAGE SHARES, BASIC	2,454,116	2,454,116

WEIGHTED AVERAGE SHARES, DILUTED	2,454,116	2,454,116

Lifeloc Technologies, Inc.

Condensed Statements of Stockholders' Equity (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Total stockholders' equity, beginning balances	$6,077,019	$6,101,423	$6,360,825	$6,155,211

Common stock (no shares issued during periods):
Beginning balances	4,668,014	4,668,014	4,668,014	4,668,014
Ending balances	4,668,014	4,668,014	4,668,014	4,668,014

Retained earnings:
Beginning balances	1,409,005	1,433,409	1,692,811	1,487,197
Net income (loss)	(297,988)	55,145	(581,794)	1,357
Ending balances	1,111,017	1,488,554	1,111,017	1,488,554

Total stockholders' equity, ending balances	$5,779,031	$6,156,568	$5,779,031	$6,156,568

 LIFELOC TECHNOLOGIES, INC.

Condensed Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
CASH FLOWS FROM OPERATING ACTIVITIES:	2024	2023
Net income (loss)	$(581,794)	$1,357
Adjustments to reconcile net income (loss) to net cash (used in) operating activities-
Depreciation and amortization	114,619	132,088
Provision for doubtful accounts, net change	(3,175)	—
Provision for inventory obsolescence, net change	(35,000)	—
Deferred taxes	(189,353)	1,053

Changes in operating assets and liabilities-
Accounts receivable	(16,200)	(134,751)
Inventories	97,763	(171,601)
Employee retention credit and income taxes receivable	(40,280)	107,575
Prepaid expenses and other	(70,961)	(149,575)
Deposits and other	76,367	—
Accounts payable	57,329	(84,118)
Income taxes payable	(44,952)	—
Customer deposits	(26,804)	(26,064)
Accrued expenses	(40,896)	(54,002)
Deferred revenue	(18,972)	(18,955)
Net cash (used in) operating activities	(722,309)	(396,993)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchases of property and equipment	(263,937)	(14,811)
Purchases of research and development equipment, software and space modifications not in service	(227,354)	—
Patent filing costs	(21,708)	(1,404)
Net cash used in investing activities	(512,999)	(16,215)

CASH FLOWS USED IN FINANCING ACTIVITIES:
Principal payments made on term loan payable	(26,671)	(26,047)
Net cash used in financing activities	(26,671)	(26,047)

NET (DECREASE) IN CASH	(1,261,979)	(439,255)

CASH, BEGINNING OF PERIOD	1,766,621	2,352,754

CASH, END OF PERIOD	$504,642	$1,913,499

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$18,105	$18,673

Cash paid for income tax	$40,280	$—

Detail of cash paid for income tax:
Q1 federal tax estimate	13,700
Q2 federal tax estimate	13,700
Q1 Colorado tax estimate	6,440
Q2 Colorado tax estimate	6,440
Total	40,280